Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement of MutualFirst Financial, Inc. on Form S-4 filed on April 8, 2008 of our report dated March 7, 2008, on the consolidated financial statements of MutualFirst Financial, Inc., as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and on our report dated March 7, 2008, on the effectiveness of internal control over financial reporting of MutualFirst Financial, Inc. as of December 31, 2007.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
April 1, 2008